EXHIBIT 2.2.2

                     Integrated Performance Systems, Inc.
                           17300 N. Dallas Parkway
                                  Suite 2040
                             Dallas, Texas 75248
                                (972) 381 1212
                              Fax (972) 381 1211

 November 19, 2002


 Mr. Benjamin NG
 Voium Communications PTE Ltd.
 10 Science Park Road, #03-27,
 The Alpha Science Park II,
 Singapore 117684


 Dear Benjamin:

 The purpose of this letter is to propose a modification to our Agreement dated November 13, 2002 (The Agreement) with respect to an, investment into VoIUM Technologies Ltd ("VoIUM") by Integrated Performance Systems Inc. ("IPS").

 We propose the following modification:

     1. With, respect to the $100,000 advance described in, item 4 of The Agreement, IPS agrees to contribute the $100,000 to Capital, with no increase in ownership, upon closing of The Agreement.

     2. With respect to the funding provision pursuant to item 3 of The Agreement, IPS agrees to contribute the funding to Capital, with no increase in ownership, provided that VoIUM Technology Ltd is profitable by November 30, 2003.

      This Agreement shall be effective on the last date executed.

 Sincerely,


 D. Ronald Allen., President
 Date:_________________



 ACCEPTED


 Benjamin Ng, Managing Director
 Date:_________________